Exhibit 5.1
June 7, 2024

Ladies and Gentlemen:

I am Executive Vice President, Chief Legal Officer, General Counsel and Corporate Secretary to Virtus Investment Partners, Inc., a Delaware corporation (the “Company”), and am rendering this opinion to you in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company of up to 455,000 shares (the “Shares”) of Common Stock, par value $0.01 per share, which may be issued by the Company pursuant to the Amended and Restated Virtus Investment Partners, Inc. Omnibus Incentive and Equity Plan, as amended (the “Plan”).

In this capacity, I have examined the Registration Statement and the Plan. I also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as I have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, I have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that (1) the Board of Directors of the Company has taken all necessary corporate action to authorize and approve the issuance of the Shares and (2) upon issuance and delivery of the Shares in accordance with the Plan, the Shares will be validly issued, fully paid and non-assessable.

I do not express any opinion herein concerning any law other than the law of the State of Delaware.

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. I also consent to the reference to me under the caption “Interests of Named Experts and Counsel” contained in the Registration Statement without implying or admitting that I am an “expert” within the meaning of the Act, or other rules or regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Andra C. Purkalitis

Andra C. Purkalitis

Executive Vice President, Chief Legal Officer, General Counsel and Corporate Secretary